Exhibit 99.1

AFFORDABLE RESIDENTIAL COMMUNITIES ANNOUNCES
SECOND QUARTER 2006 RESULTS

DENVER, CO — (BUSINESS WIRE) — Wednesday, August 2, 2006 — Affordable Residential Communities Inc. (NYSE:ARC) today announced results for the second quarter ended June 30, 2006.

Second Quarter Operating Results

Consolidated gross revenue for the second quarter of 2006 was $61.6 million in the first quarter of 2006 compared to $60.4 million in the first quarter of 2006 and $68.5 million in the second quarter of 2005.  Net income to common shareholders for the second quarter of 2006 was $0.2 million, or $0.01 per share, compared to a net loss of ($3.9) million, or ($0.10) per share, in the first quarter of 2006 and a net loss of ($18.2) million, or ($0.45) per share, in the second quarter of 2005.  Net income in the second and first quarters of 2006 includes gains on sales of discontinued operations of $15.6 million, or $0.38 per share, and $10.3 million, or $0.25 per share, respectively.

Net loss from continuing operations in the second quarter of 2006 was $12.8 million as compared to $12.5 million in the first quarter of 2006 and $15.9 million in the second quarter of 2005, reflecting increases in community net segment income, retail net segment losses and, with respect to the second quarter of 2005, increased interest expense and reduced general and administrative and property management expenses.

Net segment income was $34.8 million in the second quarter of 2006 as compared to $34.5 million in the first quarter of 2006 and $28.0 million in the second quarter of 2005, reflecting increased community net segment income partially offset by increased retail net segment losses with respect to the first quarter of 2006.  Community net segment income increased to $36.9 million the second quarter of 2006 as compared to $35.7 million in the first quarter of 2006 and $29.5 million in the second quarter of 2005 as a result of an increase in average homeowner rental rates.  In addition, as compared to the first quarter of 2006, community net segment income in the second quarter of 2006 reflects slightly reduced operating expenses primarily resulting from reduced repairs and maintenance expense.  With respect to the second quarter of 2005, operating expenses reflect lower salaries and benefits and repairs and maintenance costs partially offset by higher real estate taxes and utilities expenses.

Retail net segment loss was $1.7 million in the second quarter of 2006, as compared to $0.8 million in the first quarter of 2006 and $0.9 million in the second quarter of 2005.  Second quarter 2006 results reflect increased operating expenses and approximately equal gross margins and volume of homes sold with respect to the first quarter of 2006 and lower volume of homes sold, higher margins and lower retail expenses with respect to the second quarter of 2005.  The increased operating expenses as compared to the first quarter of 2006 resulted primarily from increased commissions paid on leasing activity and increased advertising expenses.

Net occupancy decreased by 85 residents during the second quarter of 2006 to overall occupancy of 83.5% compared with a net occupancy decrease of 6 residents in the first quarter of 2006 to 83.7% and a net occupancy increase of 785 residents to 84.3% in the second quarter of 2005.  As compared to the first quarter of 2006, the Company had approximately equal homeowner and home renter activity.  As compared to the second quarter of 2005, the Company had lower homeowner and home renter move-outs, higher homeowner move-ins and lower home sales and lease with option to purchase transactions.

General and administrative and property management expenses were $5.0 million and $1.6 million, respectively, in the second quarter of 2006 as compared to $4.4 million and $1.6 million in the first quarter of 2006, respectively, and $6.4 million and $2.4 million in the second quarter of 2005, respectively.  As compared to the first quarter of 2006, such expenses reflect costs incurred in the second quarter of 2006 for completion of the Company’s internal control evaluation as required by the Sarbanes-Oxley Act.  As compared to the second quarter of 2005, such expenses reflect lower employee costs for salary and benefits and travel and lower costs related to compliance with Company’s internal control evaluation as required by the Sarbanes-Oxley Act.

Interest expense was $20.0 million in the second quarter of 2006, as compared to $19.6 million in the first quarter of 2006 and $17.0 million in the second quarter of 2005.  As compared to the first quarter of 2006, interest expense reflects increases in rates on the Company’s variable rate debt partially offset by the repayment of variable rate debt from net proceeds of the community sales, as discussed below.  As compared to the second quarter of 2005, interest expense reflects higher average balances and average interest rates for borrowings to support the Company’s investment in home purchases and capital spending in 2005 partially offset by debt repaid from the net proceeds of community sales in the first and second quarters of 2006.

Depreciation and amortization expense was $21.8 million in the second quarter of 2006, as compared to $21.6 million in the first quarter of 2006 and $18.8 million in the second quarter of 2005.  As compared to the first quarter of 2006, depreciation and amortization expense reflects approximately $5 million of capital spending and home purchases incurred since the first quarter of 2006.  As compared to the second quarter of 2005, depreciation and amortization expense reflects approximately $84 million of capital spending and home purchases incurred since the second quarter of 2005.

First Half Operating Results

Consolidated gross revenue for the six months ended June 30, 2006, was $122.0 million as compared to $127.4 million in the six months ended June 30, 2005.  Real estate revenue was $115.5 million in the six months ended June 30, 2006 as compared to $103.0 million in the six months ended June 30, 2005.  Retail home sales revenue for the six months ended June 30, 2006, was $5.7 million as compared to $23.9 million in the six months ended June 30, 2005.

Net loss to common shareholders for the six months ended June 30, 2006 was ($3.7) million, or ($0.09) per share, compared to a net loss of ($34.1) million, or ($0.83) per share, in the six months ended June 30, 2005.  Net income in the six months ended June 30, 2006, includes gains on sales of discontinued operations of $25.9 million, or $0.63 per share, associated with the closing of community sales contracts as discussed below.

Community Sales Results

During the second quarter of 2006, the Company discontinued, and entered into contracts to sell, two communities in addition to the previously announced contracts to sell 38 communities.  Through July 31, 2006, the Company has closed sales for 38 of these 40 communities, resulting in $82.5 million of cash proceeds net of related debt, defeasance and other closing costs of $65.4 million.  The Company expects to close the sale of one additional community during 2006 and another in 2007.  However, there can be no assurance that the Company will realize net cash proceeds from the sales of these communities or that sales under contract will ultimately close.

For the second quarter of 2006, the Company recorded gains totaling $15.6 million on the closing of the above-mentioned community sales, bringing year-to-date gains on sales to $25.9 million.  The Company records such gains on sales only when the sales close.  In 2005, subsequent to the second quarter, the Company recorded charges of $10.2 million for the discontinued communities in which the Company expected to incur a loss.  There can be no assurances that the remaining two community sales transactions will close, or that, if they do close, any gains will be recognized with respect to any such transactions.

Balance Sheet and Liquidity

At June 30, 2006, the Company had $32.2 million in cash and cash equivalents and approximately $72.2 million of additional borrowing capacity available under its lease receivables line of credit.  On July 11, 2006, as previously announced, the Company entered into a $230 million mortgage debt facility in which it repaid approximately $175 million of its senior variable rate mortgage and its revolving credit mortgage facility and, with the additional $55 million, paid debt issuance expenses and partially repaid its lease receivables facility and its consumer finance facility.  The Company also used the excess funds to complete a partial defeasance of one of its communities that is held for sale.  As a result of the refinancing, the Company increased the proportion of our fixed rate debt to approximately 90% as compared to 75% at June 30, 2006.

At June 30, 2006, the Company had approximately $1.1 billion in outstanding debt related to continuing operations and approximately $20.1 million related to communities held for sale.  The weighted average interest rate on the Company’s aggregate outstanding debt related to continuing operations was 7.12% at June 30, 2006. After giving effect to the refinancing, approximately 98% of the Company’s outstanding debt is due in 2008 or later.

Second Quarter 2006 Conference Call

The Company will host a conference call, today, Wednesday, August 2, 2006, at 5:00 P.M. Eastern time. The call will be webcast live over the Internet from the Company’s website at www.aboutarc.com under the section titled “Webcast”. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call also can be accessed live over the phone by dialing (800) 289-0572 or (913) 981-5543 for international callers.

A replay will be available at approximately 8:00 P.M. Eastern time after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 2694410. The replay will be available from August 2, 2006 through August 9, 2006, and also will be archived on ARC’s website.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, currently owns and operates approximately 57,350 homesites located in 276 communities in 24 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

CONTACTS

Affordable Residential Communities Inc.
Larry Willard, Chief Executive Officer
(866) 847-8931
investor.relations@aboutarc.com
                  or
Integrated Corporate Relations, Inc.
Brad Cohen, (203) 682-8211

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ materially from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and terms of and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; and the effect of interest rates.  Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2005 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

Affordable Residential Communities Inc.
Unaudited Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,
	2006	2006	2005	2006	2005
Revenue
Rental income	$50,993	$52,047	$46,915	$103,040	$93,342
Sales of manufactured homes	2,673	2,993	16,390	5,666	23,854
Utility and other income	6,528	6,339	5,221	12,867	10,190
Net consumer finance interest income	179	245	—	424	—
Total revenue	60,373	61,624	68,526	121,997	127,386
Expenses
Property operations	16,455	16,299	18,121	32,754	36,418
Real estate taxes	5,140	5,028	4,070	10,168	8,037
Cost of manufactured homes sold	2,309	2,565	14,672	4,874	22,050
Retail home sales, finance and insurance	1,936	2,885	3,698	4,821	7,075
Property management	1,592	1,586	2,368	3,178	4,513
General and administrative	4,421	4,991	6,389	9,412	11,883
Depreciation and amortization	21,625	21,790	18,773	43,415	35,082
Loss on sale of airplane	541	—	—	541	—
Net consumer finance interest expense	—	—	204	—	650
Interest expense	19,589	20,016	17,044	39,605	32,742
Total expenses	73,608	75,160	85,339	148,768	158,450
Interest income	(423)	(448)	(269)	(871)	(641)
Loss before allocation to minority interest	(12,812)	(13,088)	(16,544)	(25,900)	(30,423)
Minority interest	278	284	628	562	1,172
Loss from continuing operations	(12,534)	(12,804)	(15,916)	(25,338)	(29,251)
Income from discontinued operations	1,650	659	266	2,309	1,039
Gain (loss) on sale of discontinued operations	10,296	15,613	52	25,909	(678)
Income tax expense	(371)	(74)	—	(445)	—
Minority interest in discontinued operations	(410)	(569)	(17)	(979)	(19)
Net income (loss)	(1,369)	2,825	(15,615)	1,456	(28,909)
Preferred stock dividend	(2,578)	(2,578)	(2,578)	(5,156)	(5,156)
Net income (loss) attributable to common stockholders	$(3,947)	$247	$(18,193)	$(3,700)	$(34,065)
Loss per share from continuing operations
Basic loss per share	$(0.37)	$(0.37)	$(0.45)	$(0.74)	$(0.84)
Diluted loss per share	$(0.37)	$(0.37)	$(0.45)	$(0.74)	$(0.84)
Income per share from discontinued operations
Basic income per share	$0.27	$0.38	$—	$0.65	$0.01
Diluted income per share	$0.27	$0.38	$—	$0.65	$0.01
Income (loss) per share attributable to common stockholders
Basic income (loss) per share	$(0.10)	$0.01	$(0.45)	$(0.09)	$(0.83)
Diluted income (loss) per share	$(0.10)	$0.01	$(0.45)	$(0.09)	$(0.83)
Weighted average share information
Common shares outstanding	41,179	41,292	40,877	41,231	40,869

Affordable Residential Communities Inc.
Unaudited Real Estate Net Segment Income
(Amounts in thousands, except homesite data)

	Three Months Ended			Six Months
	March 31,	June 30,		Ended June 30,
	2006	2006	2005	2006	2005
Average total homesites	57,336	57,361	57,813	57,346	57,869
Average total rental homes	9,288	9,360	7,789	9,326	7,684
Average occupied homesites - homeowners	40,264	39,768	41,572	40,013	41,724
Average occupied homesites - rental homes	7,617	8,144	6,294	7,870	5,950
Average total occupied homesites	47,881	47,912	47,866	47,883	47,674
Average occupancy - rental homes	82.0%	87.0%	80.8%	84.4%	77.4%
Average occupancy - total	83.5%	83.5%	82.8%	83.5%	82.4%

Real estate revenue
Homeowner rental income	$36,952	$37,082	$35,570	$74,034	$71,163
Home renter rental income	13,824	14,764	11,036	28,588	21,598
Other	217	201	309	418	581
Rental income	50,993	52,047	46,915	103,040	93,342
Utility and other income	6,302	6,194	4,807	12,496	9,637
Total real estate revenue	57,295	58,241	51,722	115,536	102,979
Real estate expenses
Property operations expenses	16,455	16,299	18,121	32,754	36,418
Real estate taxes.	5,140	5,028	4,070	10,168	8,037
Total real estate expenses	21,595	21,327	22,191	42,922	44,455

Real estate net segment income	$35,700	$36,914	$29,531	$72,614	$58,524

Average monthly rental income per total occupied homesite(1)	$355	$362	$327	$359	$326
Average monthly homeowner rental income per homeowner occupied homesite(2)	$306	$311	$285	$308	$284
Average monthly home renter income per occupied rental home(3)	$605	$604	$584	$605	$605

				June 30,
				2006	2005
Total communities				276	276
Total homesites				57,359	57,430
Occupied homesites				47,904	48,416
Total rental homes owned				9,440	8,046
Occupied rental homes				8,346	6,915

(1)             Average monthly rental income per occupied homesite is defined as rental income divided by average total occupied homesites divided by the number of months in the period.

(2)             Average monthly homeowner rental income per homeowner occupied homesite is defined as homeowner rental income divided by average homeowner occupied homesites divided by the number of months in the period.

(3)             Average monthly home renter income per occupied rental home is defined as home renter rental income divided by average occupied rental homes divided by the number of months in the period.

Affordable Residential Communities Inc.
Unaudited Reconciliation of Net Segment Income to Net Income (Loss)
Attributable to Common Stockholders
(Amounts in thousands)

	Three Months Ended			Six Months
	March 31,	June 30,		Ended June 30,
	2006	2006	2005	2006	2005
Total revenue
Real estate	$57,295	$58,241	$51,722	$115,536	$102,979
Retail home sales	2,688	2,993	16,394	5,681	23,859
Finance and insurance	390	390	410	780	548
	60,373	61,624	68,526	121,997	127,386
Operating expenses, cost of manufactured homes sold and real estate taxes
Real estate	21,595	21,327	22,191	42,922	44,455
Retail home sales	3,497	4,742	17,244	8,239	27,571
Finance and insurance	748	708	1,126	1,456	1,554
	25,840	26,777	40,561	52,617	73,580
Net segment income
Real estate	35,700	36,914	29,531	72,614	58,524
Retail home sales	(809)	(1,749)	(850)	(2,558)	(3,712)
Finance and insurance	(358)	(318)	(716)	(676)	(1,006)
	34,533	34,847	27,965	69,380	53,806
Other expenses:
Property management	1,592	1,586	2,368	3,178	4,513
General and administrative	4,421	4,991	6,389	9,412	11,883
Depreciation and amortization	21,625	21,790	18,773	43,415	35,082
Loss on sale of airplane	541	—	—	541	—
Net consumer finance interest expense	—	—	204	—	650
Interest expense	19,589	20,016	17,044	39,605	32,742
Total other expenses	47,768	48,383	44,778	96,151	84,870
Interest income	(423)	(448)	(269)	(871)	(641)
Loss before allocation to minority interest	(12,812)	(13,088)	(16,544)	(25,900)	(30,423)
Minority interest	278	284	628	562	1,172
Loss from continuing operations	(12,534)	(12,804)	(15,916)	(25,338)	(29,251)
Income from discontinued operations	1,650	659	266	2,309	1,039
Gain (loss) on sale of discontinued operations	10,296	15,613	52	25,909	(678)
Income tax expense on discontinued operations	(371)	(74)	—	(445)	—
Minority interest in discontinued operations	(410)	(569)	(17)	(979)	(19)
Net income (loss)	(1,369)	2,825	(15,615)	1,456	(28,909)
Preferred stock dividend	(2,578)	(2,578)	(2,578)	(5,156)	(5,156)
Net income (loss) attributable to common stockholders	$(3,947)	$247	$(18,193)	$(3,700)	$(34,065)

Affordable Residential Communities Inc.
Unaudited Homeowner and Home Renter Activity

	Three Months Ended			Six Months
	March 31,	June 30,		Ended June 30,
	2006	2006	2005	2006	2005
Homeowner activity:
Homeowner move ins	253	278	135	531	387
Homeowner move outs	(548)	(540)	(741)	(1,088)	(1,429)
Home sales	132	130	902	262	1,641
Repossession move outs	(325)	(348)	(447)	(673)	(1,049)
Net homeowner activity	(488)	(480)	(151)	(968)	(450)

Home renter activity:
Home renter move ins	927	945	1,026	1,872	1,864
Home renter lease with option to purchase move ins	389	401	1,189	790	1,982
Home renter move outs	(834)	(951)	(1,279)	(1,785)	(2,321)
Net home renter activity	482	395	936	877	1,525

Net activity	(6)	(85)	785	(91)	1,075

The following reconciles the above activity to the period end occupied homesites.

Net homeowner activity	(488)	(480)	(151)	(968)	(450)
Occupied homeowner sites, beginning of period	40,526	40,038	41,652	40,526	41,951
Occupied homeowner sites, end of period	40,038	39,558	41,501	39,558	41,501

Net home renter activity	482	395	936	877	1,525
Occupied home renter sites, beginning of period	7,469	7,951	5,979	7,469	5,390
Occupied home renter sites, end of period	7,951	8,346	6,915	8,346	6,915

Total occupied homesites, end of period	47,989	47,904	48,416	47,904	48,416
Total occupancy percentage (a)	83.7%	83.5%	84.3%	83.5%	84.3%

(a)             The Company removed a net 602 lots from its homesite count from December 31, 2004 to June 30, 2006 as part of its ongoing review of operations.

Affordable Residential Communities Inc.

Unaudited Consolidated Balance Sheets

(Amounts in thousands)

	June 30, 2006	December 31, 2005
Assets
Rental and other property, net	$1,419,032	$1,454,689
Assets held for sale	28,814	130,733
Cash and cash equivalents	32,195	27,926
Restricted cash	6,648	7,022
Tenant and other receivables, net	4,449	3,945
Notes receivable, net	32,485	33,418
Loan origination costs, net	14,982	16,178
Loan reserves	38,635	35,088
Lease intangibles and customer relationships, net	9,259	12,055
Prepaid expenses and other assets	14,040	7,427
Total assets	$1,600,539	$1,728,481

Liabilities and Stockholders’ Equity
Notes payable	$1,063,784	$1,146,930
Liabilities related to assets held for sale	20,721	56,220
Accounts payable and accrued expenses	26,109	32,658
Dividends payable	1,903	1,887
Tenant deposits and other liabilities	16,345	14,789
Total liabilities	1,128,862	1,252,484

Minority interest	29,195	31,902

Commitments and contingencies

Stockholders’ equity
Preferred stock, no par value, 5,750,000 shares authorized, 5,000,000 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively; liquidation preference of $25 per share plus accrued but unpaid dividends	119,108	119,108
Common stock, $.01 par value, 100,000,000 shares authorized, 41,306,485 and 40,971,423 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	413	410
Additional paid-in capital	793,868	791,201
Accumulated other comprehensive income	—	583
Retained deficit	(470,907)	(467,207)
Total stockholders’ equity	442,482	444,095
Total liabilities and stockholders’ equity	$1,600,539	$1,728,481